Filed pursuant to Rule 424(b)(7)
Registration No. 333-146216
PROSPECTUS SUPPLEMENT NO. 3
(To Prospectus dated September 21, 2007)
OILSANDS QUEST INC.
10,581,631 Shares of common stock
This Prospectus Supplement No. 3 (“Supplement No. 3”) supplements and amends the prospectus dated September 21, 2007 (the “Original Prospectus”), Prospectus Supplement No. 1 dated October 15, 2007 (“Supplement No. 1”), and Prospectus Supplement No. 2 dated November 9, 2007 (Supplement No. 2”). This Supplement No. 3 should be read in conjunction with the Original Prospectus, Supplement No. 1, and Supplement No. 2 and is qualified by reference to the Original Prospectus, Supplement No. 1, and Supplement No. 2 except to the extent that the information in this Supplement No. 3 supersedes the information contained in the Original Prospectus, Supplement No. 1, and Supplement No. 2. Collectively, the Original Prospectus, Supplement No. 1, Supplement No. 2, and Supplement No. 3 are referred to as the Prospectus.
The Prospectus relates to the resale by the selling stockholders of up to 10,581,631 shares, which includes shares of common stock outstanding and shares of common stock underlying options or warrants. We will not receive any of the proceeds from the sale of shares by the selling stockholders.
Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934 and is listed on the American Stock Exchange under the symbol “BQI”. On December 19, 2007, the closing price of our common stock was $4.27.
INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THE ORIGINAL PROSPECTUS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement No. 3 is December 20, 2007.

ABOUT THIS PROSPECTUS SUPPLEMENT
This Supplement No. 3, dated December 20, 2007, amends and supplements the Original Prospectus dated September 21, 2007, which is a part of a registration statement (SEC File No. 333-146216) we filed with the Securities and Exchange Commission (the “SEC”) using an automatic “shelf” registration process. Under this automatic shelf registration process, the selling stockholders may, from time to time, offer shares of our common stock or shares of commons stock to be issued upon the exercise of warrants or stock options owned by them. You should read the Original Prospectus and all prospectus supplements, together with the information incorporated by reference in the accompanying Original Prospectus.
This Supplement No. 3 identifies one or more additional selling stockholders in accordance with the rules of the SEC. Except as amended by this Supplement No. 3 or by information incorporated by reference, you should refer to the Original Prospectus for a description of our common stock and other information about us and our securities. We use certain terms in this Supplement No. 3 with the meaning given to them in the Original Prospectus.
SELLING STOCKHOLDERS
We have filed this Supplement No. 3 in order to permit the persons named below, who are referred to as the “selling stockholders,” to sell an aggregate up to 10,581,631 shares of our common stock. This Supplement No. 3 names stockholders who may sell 925,406 shares of our common stock. The Prospectus may be supplemented with the names of additional selling stockholders who own the remaining shares registered in the Prospectus.
The shares of common stock that may be offered and sold pursuant to this Prospectus were acquired by the selling stockholders as follows: (1) 8,731,631 shares of common stock underlying warrants or outstanding upon the exercise of warrants were purchased in private placements that closed in August 2005 and December 2005; (2) 750,000 shares of common stock outstanding were issued in connection with the acquisition of a royalty interest; and (3) 1,100,000 shares of common stock underlying options were issued in connection with services.
The following table sets forth the name of persons who are offering the resale of shares of common stock by this Prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered. The information appearing in the table below, which is based on information provided by or on behalf of the named selling stockholders, and supplements and amends the selling stockholders table in the Prospectus. We will not receive any proceeds from the resale of the common stock by the selling stockholders.

	A	B	C	D
	Outstanding	Shares	Shares	Shares Owned
Name	Shares	Underlying	Offered	After Offering
	Owned	Warrants and	Hereby (1)	(1) (2)
		Options
DCDG, LLC (3)	8,740	0	8,740	0
Fyra Ventures Ltd. (3)	0	50,000	50,000	0
Investor Company a/c #5J5093 (3)	0	50,000	50,000	0
Investor Company a/c #5J5004 (3)	0	50,000	50,000	0
Paul Jones	0	5,000	5,000	0
Poulos Technology Consulting Inc. (3)	0	5,000	5,000	0
Investor Company a/c #5J5047D (3)	0	250,000	250,000	0
AIG Global Investment Corp. (Canada) (3)	0	500,000	500,000	0
Jason Kirk Wild	0	6,666	6,666	0
TOTAL	8,740	916,666	925,406	0

(1)	The beneficial ownership of the common stock by the selling stockholder set forth in the table is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.

(2)	Assumes that all securities registered will be sold.

(3)	The natural person(s) who exercise voting and/or dispositive and investing powers are the following individuals: DCDG, LLC is controlled by Bruce R. Meadows; Fyra Ventures Ltd. is controlled by John Holmlund; Investor Company a/c #5J5093 is controlled by Dan Sternberg; Investor Company a/c #5J5004 is controlled by Gregory Galanis; Poulos Technology Consulting Inc. is controlled by Thomas Poulos; and AIG Global Investment Corp. (Canada) is controlled by James Tucker.

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